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                                   EXHIBIT 2.1

                                MERGER AGREEMENT


                  THIS AGREEMENT, dated as of June 30, 2000, among PINNACLE GLOBAL GROUP, INC., a Texas corporation (the "Parent"), SANDERS MORRIS HARRIS, INC., a Texas corporation (the "SMH"), BLACKFORD SECURITIES CORPORATION, a New York corporation (the "Company"), and ARNOLD J. BARTON, RICHARD D. GRIMES, JACK
D. SEIBALD, ALLISON WEISS, DEBORAH WEISS, NEIL LAURO, and JOHN CONLON, the shareholders of the Company (together, the "Sellers" or the "Shareholders");

                              W I T N E S S E T H:

                  WHEREAS, the Company owns and operates an institutionally-oriented broker-dealer firm specializing in listed and over-the-counter (OTC) equities and options, and is a member of the National Association of Securities Dealers ("NASD"), and the Shareholders collectively own all of the issued and outstanding capital stock of the Company (the "Shares"); and

                  WHEREAS, the parties desire that the Company merge with and into SMH in a statutory merger (the "Merger") to be consummated under the laws of the States of Texas and New York and upon the terms and conditions and for the consideration herein set forth and in the Plan of Merger among the Parent, SMH and the Company in the form attached as Exhibit A hereto (the "Plan of Merger");

                  NOW, THEREFORE, the parties agree as follows:

                  1. REORGANIZATION AND MERGER.

                  1.1. THE MERGER. Simultaneously with the execution and delivery of this Agreement, the Plan of Merger shall be executed and delivered by the Parent, SMH and the Company. Subject to the terms and conditions set forth in this Agreement and in the Plan of Merger, at the Effective Time of the Merger (as defined in the Plan of Merger), the Company shall be merged with and into SMH in accordance with the laws of the States of Texas and New York and the Plan of Merger. SMH, the corporation surviving the Merger, is sometimes herein referred to as the "Surviving Corporation." At the Effective Time of the Merger, each share of Class A Voting Common Stock, $1.00 par value, of the Company issued and outstanding immediately prior to the Effective Time of the Merger, and each share of Class B Nonvoting Common Stock, $1.00 par value, of the Company issued and outstanding immediately prior to the Effective Time of the Merger, shall, by virtue of the Merger, automatically be converted into and become, at the Effective Time of the Merger, the right to receive from Parent an amount (herein called the "Merger Consideration") which shall be paid and allocated as follows: $5,513,342 shall be paid in cash (the "Cash Consideration"); and 1,000,000 shares of Parent Common Stock (the "Stock


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         Consideration"). The parties further agree the Cash Consideration shall be decreased, dollar-for-dollar, by the amount of any long-term debt
         (as determined in accordance with generally accepted accounting principles) of the Company as of the Closing Date and by the amount that the Company's working capital (as determined in accordance with generally accepted accounting principles) is less than an amount as of the Closing Date that is the greater of: (i) $ 75,000; or (ii) any such larger amount that may be required by any regulatory or governmental body that governs the operations of the Company.

                  1.2. Section 368 REORGANIZATION. Notwithstanding anything in this Agreement to the contrary, including but not limited to Section 1.1, it is the intention of the parties that the Merger constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with Section 368(a)(2)(D) of the Code. Accordingly, notwithstanding anything to the contrary in this Agreement, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Ryan & Sudan, L.L.P. , Parent's attorneys , the Cash Consideration shall be reduced, and the Stock Consideration shall be increased, pro rata, to the extent necessary (as mutually agreed by the parties) to permit, Ryan & Sudan, L.L.P. to render the tax opinion contemplated by Section
         7.9. The parties agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position in a manner inconsistent with such intention unless compelled to do so by court order or administrative decree. Each party agrees to furnish such information and take such action as may be reasonably requested of the other party in connection with the foregoing (which action shall not include any change in the commercial terms of the Merger and the other transactions incident thereto). In no event, however, shall the Parent or the Surviving Corporation be required to incur any out-of-pocket expenses in defending such position or providing such information or taking such action, nor shall the foregoing constitute a warranty or guaranty that the Merger will in fact constitute such a reorganization.

                  1.3. SHAREHOLDER CONSENT; WAIVER OF DISSENTERS' RIGHTS. Each Shareholder, in his capacity as a shareholder of the Company, and the Parent, in its capacity as a shareholder of SMH, hereby (i) consent to the Merger pursuant to Section 903 of the New York Business Corporation Law, as amended (the "New York BCL"), and Article 5.03 of the Texas Business Corporation Act (the "TBCA"), and (ii) irrevocably and unconditionally waive all dissenters' and other similar rights with respect to the Merger under and pursuant to Section 910, ET SEQ. of the New York BCL.

                  1.4. POST-CLOSING TAX MATTERS. The Shareholders shall be fully responsible for all federal, state and local taxes (including, but not limited to, income taxes) of the Company accrued through the Closing and for completing, filing and handling all tax returns and reports in respect of all periods through Closing and consummation of the Merger, including responding to any inquiries, examinations or audits regarding such taxes, returns and reports.


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         Without limiting the generality of the foregoing, the Shareholders will arrange through their in-house accountant for the preparation of a short-period federal income tax return for the Company's current year through the Closing Date (after which time the Surviving Corporation will be included as part of the consolidated group of which the Parent is the parent corporation), based upon information furnished by the Shareholders (and for which the Shareholders shall be solely responsible), and the Shareholders shall pay all federal income taxes in respect thereof and the cost of tax preparation by such accounting firm. The Shareholders shall furnish the Parent with a copy of such return and keep the Parent reasonably advised as to the status of such filings.

                  1.5. FURTHER ASSURANCES. The Shareholders agree to execute and deliver from time to time after the Effective Time of the Merger, at the reasonable request of the Parent, and without further consideration, such additional instruments of conveyance and transfer, and to take such other action as the Parent may reasonably require to more effectively carry out the terms and provisions of the Merger and the other transaction contemplated by this Agreement.

                  1.6. TIME AND PLACE OF CLOSING. The Closing of the Merger (the "Closing") shall occur at the offices of Blackford Securities Corporation, 1010 Franklin Avenue, Suite 303, Garden City, New York 11530, on or before July 1, 2000, or at such other date, time or place as may be mutually agreed upon by the parties, but in no event later than September 1, 2000. The date and time of the Closing is herein called the "Closing Date". At the Closing, the Shareholders shall surrender for cancellation pursuant to the Merger all certificates representing their respective shares of capital stock of the Company, against receipt from the Parent of the Merger Consideration. All action to be taken at the Closing as hereinafter set forth, and all documents and instruments executed and delivered, and all payments made with respect thereto, shall be considered to have been taken, delivered or made simultaneously, and no such action or delivery or payment shall be considered as complete until all action incident to the Closing has been completed.

                  1.7. RELATED TRANSACTIONS. In addition to the Merger, at the Closing the Company, on the one hand, and each of Arnold J. Barton, Richard D. Grimes, and Jack D. Seibald, on the other hand, shall each execute and deliver to the other an Employment Agreement to be dated the Closing Date and in substantially the forms collectively attached hereto, respectively, as Exhibit B. In addition, prior to the Closing, the Company shall distribute to the Shareholders all of the shares of Common Stock of Antigenics, Inc., held by the Company.

              SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers hereby severally (for purposes of Section 2.1), and for all other purposes, jointly and severally, hereby make the representations and warranties contained in this Section 2, to


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Parent and SMH as of the date hereof, and all such representations and warranties shall survive the Closing Date:

         2.1 OWNERSHIP OF SHARES. Sellers are the record and beneficial owners of all of the issued and outstanding capital stock of the Company as set forth next to his name on Schedule 2.1 attached hereto. The Shares are not subject to, nor were they issued in violation of, any preemptive rights. Sellers own and hold and are passing on to Parent good and valid title to the Shares, free and clear of all agreements, liens, encumbrances, pledges, options, proxies, voting trusts, voting agreements, charges or assessments of any kind whatsoever, and Sellers will have full right and power to sell, assign, exchange, transfer and deliver the Shares to Parent, as provided in this Agreement. The Company has previously disclosed to Parent true and correct copies of all subordinated capital agreements of Company as currently in effect, and copies of each other agreement as currently in effect by which Company borrows an amount representing more than 5% of its gross assets.

         2.2 STOCKHOLDER AGREEMENTS. Other than the rights and obligations arising under this Agreement and except for those agreements that may be listed on Schedule 2.2, Sellers are not a party to and the Shares are not subject to any other agreement relating to a right of first refusal with respect to the purchase or sale of capital stock of the Company or any voting agreement, proxy, shareholder agreement, voting trust, or any other agreement or understanding with respect to the Shares. The agreements set forth on Schedule 2.2, if any, will be terminated or extinguished on the Closing Date and releases obtained from all of the parties to those Agreements.

         2.3 CORPORATE ORGANIZATION, AUTHORIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease. The Company is duly registered, licensed and qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such registration, licensing or qualification (including, but not limited to, licensing or registration as a broker-dealer, investment adviser, municipal securities dealer, government securities dealer, insurance agency, insurance broker, or insurance advisor) and where the failure to so qualify would have a material adverse effect on the Company and is a member or member organization in good standing of each self regulating organization ("SRO") in which membership is required by the nature of its business and where the failure to be a member or member organization would have a material adverse effect on the Company. Schedule 2.3 includes a complete schedule listing all jurisdictions in which it is licensed or registered and all SROs in which it is a member, member organization or participant, in each case indicating the specific entity that is licensed, registered or a member, member organization or participant, the nature of the license, registration or membership and (if applicable) the next renewal or expiration date of such license, registration or membership. The Company is duly registered, qualified to do business and in good standing as a broker-dealer with the Securities Exchange Commission (the "SEC"), and is a member organization in good standing of the NASD. True, correct and complete copies of the Articles of Incorporation, as amended to date, and Bylaws, as amended to date, of the Company, certified by its corporate secretary, as are now in effect are attached hereto as Schedule 2.3.


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         2.4 CAPITALIZATION. The authorized capital stock of the Company consists of 5,000 authorized shares of Class A Common Voting Stock, $1.00 par value per share, of which 631 shares are issued and outstanding; 5,000 authorized shares of Class B Nonvoting Common Stock, $1.00 par value, of which 95 shares are issued and outstanding; and no shares of Common Stock are held in its treasury. All of such issued shares are validly issued, fully paid and nonassessable. The Company does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue any shares of capital stock for any purpose. There are no unsatisfied preemptive rights in respect of the Company's capital stock.

         2.5 DUE EXECUTION AND ENFORCEABILITY. Each of the Company and the Sellers have full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and by the Company and constitutes the valid, binding and legally enforceable obligation of Sellers and the Company, enforceable in accordance with its terms, except to the extent that enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of the rights and remedies of creditors generally and general equitable principles.

         2.6 APPROVAL OF TRANSACTIONS. Sellers, as the owners of 100% of the voting stock of the Company, have or by the Closing will have (i) approved the transactions and agreements herein to which the Company is a party, and (ii) authorized the officers and directors of the Company to take such actions as any of them may deem appropriate in order to accomplish the transactions contemplated hereby.

         2.7 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except as set forth on
Schedule 2.28, neither the execution and delivery of this Agreement by the Company and Sellers nor the consummation of the transactions contemplated hereby will violate, require any filing, consent or approval under, be in conflict with, or constitute a default under (i) any law, ordinance or governmental rule or regulation known to the Sellers to which the Company or Sellers is subject,
(ii) any judgment or order of any court or any other governmental authority known to the Sellers which is applicable to the Company or Sellers, or (iii) the Articles of Incorporation or Bylaws of the Company. Except as set forth on
Schedule 2.28, such execution, delivery and consummation will not violate, be in conflict with, or constitute a default under (with or without the giving of notice or lapse of time, or both) any note, lease, loan agreement, or other agreement, instrument, document, or understanding (written or oral) to which the Company or the Sellers is a party or by which any of their properties or other assets may be subject, except for any violations, conflicts or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

         2.8 SUBSIDIARIES, AFFILIATES, ETC. Except for inventory or investment accounts held or maintained in the usual and ordinary course of business, and except as otherwise disclosed on Schedule 2.8 and Schedule 2.30 (which includes a description of the Company's portfolio of


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investments), the Company does not own any shares of stock or other security of any corporation or any equity interest in a partnership, joint venture or other business entity, and the Company does not control any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise.

         2.9 FINANCIAL STATEMENTS. Seller has delivered to Parent as set out below the following financial statements of the Company as Schedule 2.9:

         (a) Audited balance sheets of the Company as of September 30, 1999, September 30, 1998, and September 30, 1997 and the related unaudited income statements and statements of cash flows for the fiscal years then ended;

         (b) The May Balance Sheet, which is as of May 31, 2000 (the "May Balance Sheet Date") and the Company's related unaudited income statement prepared by management for the period then ended, which has been reviewed by the Company's in house accountant .

The financial statements referred to in this Section 2.9 have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved; and all of the financial statements referred to in Paragraph 2.9 present fairly, in all respects, the financial positions to which they relate at the respective dates thereof in a manner consistent with past practice, the related results of operations for the periods therein referred to, and the related changes in financial position for such periods. Except as and to the extent disclosed and specifically reserved for or against in the May Balance Sheet or disclosed in the notes thereto, Exhibit Y, Schedule 2.15 or Schedule 2.15(b) or as incurred by the Company in the ordinary course of business (and not in violation of any representation, warranty or other term or provision of this Agreement), since the date of the May Balance Sheet, the Company has not incurred or become liable for and is not subject to any liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, and whether due or to become due. There is no basis for assertion against the Company of any material claim or liability of any nature or amount which is not fully disclosed in the May Balance Sheet or in the notes thereto, Exhibit Y, Schedule 2.15 or Schedule 2.15(b). Except as set forth in Schedule 2.9 and Schedule 2.10, there is no oral or written guarantee, assurance or other credit maintenance arrangement by the Company of any obligation of any person or entity for the borrowing of money, for the payment of any monetary obligation of any nature whatsoever (whether due or to become due), or for the performance of any obligation of any nature whatsoever or otherwise.

         2.10 LIABILITIES. Schedule 2.10 is a list, as of May 31, 2000, of all liabilities of the Company of any nature, character and description, whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. Except as set forth on
Schedule 2.10 or as accrued or reserved against on the face of the May Balance Sheet,


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the Company has not and will not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

         2.11 ACCOUNTS AND NOTES RECEIVABLE; CASH AND CASH EQUIVALENTS. Sellers have delivered to Parent a list (Schedule 2.11), as of May 31, 2000, of the accounts receivable (whether billed or unbilled) and notes receivable of the Company and its subsidiaries. Except to the extent collected prior to the date hereof, all of the Company's accounts and notes (net of any reserve on the May Balance Sheet) are collectable in the amounts shown on Schedule 2.11 and the accounts and notes receivable reflected on the books and records of the Company as outstanding on the Closing Date (including those on Schedule 2.11) are valid debts owing to the Company arising in the ordinary course of business, and such accounts and notes receivable are by their terms payable and will be collected (net of any reserve on the May Balance Sheet) within ninety (90) days of the invoice date of each such receivable, except for those accounts described on
Schedule 2.11 which will be collected within a longer period of time. As of May 31, 2000, the cash and cash equivalents of the Company were $2,319,425 and such cash and cash equivalents have been utilized since May 31, 2000 only for the proper conduct of the Company's business, in the ordinary course of its business. "Cash equivalents" shall mean liquid investments with maturities of three (3) months or less. As of the Closing, the net amount of cash and cash equivalents, net of current and long-term liabilities and accrued expenses, is $1,513,342.

         2.12     PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

         (a) "Proprietary Rights" shall mean all of the following items owned by or licensed to the Company, and any and all corresponding rights that, now or prior to Closing, may be secured by the Company throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works and mask works; (iii) all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including, without limitation, data, databases and related documentation); (vi) other proprietary rights; (vii) licenses or other agreements to or from third parties regarding the foregoing; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 2.12.


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         (b)      Schedule 2.15 and 2.15(b) set forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary rights owned, filed or used by the Company, (ii) all trade names and unregistered trademarks used by the Company, (iii) all material unregistered copyrights, mask works, and computer software owned or used by the Company, and (iv) all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for the Proprietary Rights, other than temporary rights arising under consulting agreements with customers of the Company related to specific consulting projects, and licenses customarily required for use in connection with pre-packaged consumer or personal computer software.

         (c)      Except as set forth in Schedules 2.15 and 2.15(b) and 2.28,
                  (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights free and clear of all liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or to Sellers' knowledge is threatened, (ii) the Proprietary Rights comprise all proprietary rights necessary for the operation of the business of the Company as currently conducted, and as currently proposed to be conducted, (iii) the loss or expiration of any Proprietary Right or related group of Proprietary Rights has not and would not result in a material adverse affect on the Company, and no such loss or expiration is threatened or pending, (iv) the Company has not received any notices of, nor is the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Right including, without limitation, any demand or request that the Company license rights from a third party, (v) the Company has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and the Sellers are not aware of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Company's business as currently conducted or as currently proposed to be conducted, and (vi) the Proprietary Rights owned or licensed to the Company have not been infringed, misappropriated or conflicted by any third party.

         (d) All of the Proprietary Rights are or shall be owned by, or licensed to, the Company at the time of the Closing. The transactions contemplated by this Agreement shall have no adverse effect on the Company's right, title and interest in and to any of the Proprietary Rights. Except as set forth in
                  Schedule 2.15, 2.15(b) and 2.28, the Company has not disclosed any of their trade secrets or confidential information existing at the date of this Agreement to any third party other than pursuant to a written confidentiality agreement. The Company has taken all other commercially reasonable actions to maintain and protect the Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

         (e) At the time of Closing, except as limited by the contracts involving companies listed in Schedules 2.15 and 2.15(b), Parent will be entitled to all income, royalties, damages and payments relating to any of the Proprietary Rights due or payable to the Company at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations of any Proprietary Rights, and the right to sue and recover for past infringements or misappropriations of any Proprietary Rights.

         2.13 REAL PROPERTY LEASES. Schedule 2.13 to this Agreement is a list of all real estate leases to which the Company is a party. All leases listed on
Schedule 2.13 are valid and in full force, and, except as set forth in Schedule 2.28, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

         2.14 FURNITURE, FIXTURES, AND LEASEHOLD IMPROVEMENTS. Schedule 2.14 to this Agreement is a true and complete schedule describing and specifying the location of all furniture, fixtures, and leasehold improvements owned by, in the possession of, or used by the Company in connection with its business and specifies if it is (i) owned (ii) leased or (iii) used by the Company. The property listed in Schedule 2.14 constitutes all such tangible personal property presently utilized by the Company in their respective business as now conducted. All items of equipment described therein are (i) in good operating condition, order and repair, subject to ordinary wear and tear, and have been maintained in accordance with good and normal business practice, (ii) are adequate for the purposes for which they are being used in the operations and business of the Company as presently being conducted and, to Sellers' knowledge, without present need for repair or replacement except in the ordinary course of the operations and business of the Company, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to enable the Company to engage in commercial operation on a continuous basis subject to normal maintenance and repair outages in the ordinary course of its business.

         2.15 MATERIAL CONTRACTS. Schedule 2.15 is an accurate list, as of the date hereof, of all contracts, agreements, and understandings to which the Company is a party or by which it or any of its property is bound with respect to which the obligations of or the benefits to be received by the Company could reasonably be expected to have a value in excess of $10,000 in any consecutive 12 month period (each a "Material Agreement"). Schedule 2.15 does not include those insurance policies listed on Schedule 2.21, the Investment Contracts listed on Schedule 2.17, or those employment agreements listed on Schedule 2.22, but does include all other contracts, agreements, and understandings to which the Company is a party including, but not limited to, joint venture or partnership agreements, contracts with municipalities and labor organizations, loan agreements, lease agreements, pension agreements, bonds, mortgages, liens, pledges, guaranties or other security agreements, noncompetition agreements, license or royalty agreements, agreements with respect to investing funds, contracts relating to the distribution, marketing or sales of its services or products, and warranty agreements with respect to its services or products, and Sellers have delivered true copies of such agreements to Parent. Except to the extent set forth on Schedule 2.15 and Schedule 2.28, the Company and, to the knowledge of the Sellers, all other respective parties thereto have complied with all material commitments and obligations under all such contracts and agreements and there are not any pending unresolved claims of which the Company has received notice.

         2.16     MATERIAL CUSTOMERS.

         (a) Schedule 2.16 is a true and complete list of all of the material customers of the Company during the 12-month period ended on September 30, 1999, each of which accounts for the respective dollar amount of sales set forth opposite their respective names on Schedule 2.16. A material customer shall mean any customer representing five percent (5%) or more of the revenues of the Company. Except as set forth on Schedule 2.16, to the best of Sellers' knowledge, none of such customers have been lost and the Company has not received any notice that there will be any loss of any of such customers or any substantial decrease in sales to any of such customers. Except as set forth on Schedule 2.16, Sellers have no knowledge that any single customer representing five percent (5%) or more of the revenues of the Company is currently experiencing or has experienced within the last 12 months any material financial difficulty that have resulted in late payments, non-payments or cancelled purchase orders on the part of such customer.

         (b) Except as disclosed on Schedule 2.10 and 2.16, no officer, director or employee of the Company and, to the best knowledge of the Company and Sellers, no affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such person (i) has any loan or other obligation outstanding to or from the Company or for which the Company is or may be liable under guaranty or otherwise, (ii) has any material business relationship with the Company (other than as a shareholder, employee or director), or (iii) to the Company's knowledge, has any material interest in any person with which the Company has entered into any contract or lease, or with which the Company does business and which would influence that person in doing business with the Company, other than such contracts, leases or business relationships as are on arms' length terms not less favorable to the Company than would be available from an unaffiliated third party.

         2.17     INVESTMENT CONTRACTS, FUNDS AND CLIENTS.

         (a) Schedule 2.17 sets forth a list of (i) all of the clients (identified by number, but not by name) to which the Company provides investment management, investment advisory, sub-advisory, administration or other services on the date hereof pursuant to written advisory agreements (the "Clients"), including an indication of whether the asset under management is a mutual fund subject to regulation under the Investment Company Act of 1940 (the "1940 Act"), (ii) each contract or agreement, and all amendments thereto, in effect on the date hereof relating to the rendering of investment advisory or management services, including without limitation all sub-advisory services or administration services to any Client or other person (together with any such contract or agreement entered into after the date hereof, the "Investment Contracts"), (iii) the most recent date on which each Investment Contract with an investment company was renewed or continued and (iv) the net asset value of each Client's assets under management as of May 31, 2000. The aggregate amount of assets under management by the Company pursuant to Investment Contracts is not less than Thirteen Million Seven Hundred Thousand dollars ($13,700,000). The Company does not provide investment management, investment advisory, administration or other services except pursuant to the Investment Contracts. None of the Investment Contracts, or any other arrangements or understanding relating to the rendering of investment advisory or management services, including without limitation all sub-advisory services, securities lending or administration services to any Client or other Person, contains any undertaking by the Company to cap, return or reimburse any or all fees thereunder, or provides for performance-based fees.

         (b) Schedule 2.17 indicates, to the best knowledge of the Company and Sellers, each Client of the Company that is subject to ERISA, and the accounts of such Clients have been managed in compliance in all material respects with the applicable requirements of ERISA and all other applicable laws and regulations.

         (c) No material controversy or disagreement exists between the Company, on the one hand, and any Client(s), on the other as required to be disclosed in the Company's form ADV, form BD and other filings with any governmental entity of SRO.

         2.18 AGREEMENTS WITH REGULATORY AGENCIES. As of the date of this Agreement, the Company is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any SRO or governmental entity that materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each a "Regulatory Agreement"), nor has the Company (i) been advised since January 1, 1997 by any SRO or governmental entity that it is considering issuing or requesting any such Regulatory Agreement or (ii) have knowledge of any pending or threatened regulatory investigation.

         2.19 INVESTMENT SECURITIES. The Company has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company. Such securities are valued on the books of the Company in accordance with GAAP.

         2.20 TITLE AND CONDITION OF PROPERTY. The Company has good and marketable title to all property, assets and leasehold estates, real and personal, owned and used in its business, including those reflected on the Schedules to this Agreement, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for liens reflected on Schedule
2.20 as securing specified liabilities (with respect to which no default exists) and except for statutory liens for taxes not yet due or delinquent. There are no claims against the Company and Sellers are not aware of any facts or circumstances which could reasonably be expected to lead to any claims, which would if determined adversely to the Company result in a lien against any of the assets or property of the Company.

         2.21 INSURANCE. To the best knowledge of Sellers and Company, Schedule
2.21 is a true and complete list, as of the date hereof, of all insurance policies carried by the Company (with a notation as to the status of premiums paid or payable thereon, specifying the insurer, the amount of coverage, the deductible amount, the type of insurance, the policy number, the cash surrender value, the owner, the beneficiary, the loss payee, and all pending claims thereunder). The Company has not been refused any insurance by any insurance carrier to which it has applied for insurance during the past three years because of unacceptable risk.

         2.22 EMPLOYEE ARRANGEMENTS. Schedule 2.22 is a true and complete list showing all officers and directors of the Company and the rate of compensation (and the portions thereof attributable to salary, commissions and bonuses, respectively) of the officers and key employees of the Company, as of the date of this Agreement, and showing all employment contracts and compensation arrangements and benefit plans and classifications of employees covered thereby as of the date of this Agreement. Sellers have provided Parent true and complete copies of all of the Company's employment contracts and compensation arrangements with its employees, and all non-compete agreements with employees, and a copy of the Company's current major medical and employee health plans.

         2.23 INDEPENDENT CONTRACTOR ARRANGEMENTS. Schedule 2.23 is a true and complete list showing any independent contractors being retained by the Company and the rate of compensation of such persons. Sellers have provided Parent true and complete copies of all such contracts with such independent contractors.

         2.24 EMPLOYEE BENEFIT, PENSION, BONUS PLANS, ETC.

         (a) Except for the plans and agreements listed in Schedule 2.24 hereto, the Company is not and has not within the last three years been a party to or obligated under any material plan, program, trust, contract, agreement, or arrangement, either oral or written, for the benefit of employees of the Company, whether a single employer or multi-employer plan, and including welfare, fringe benefit, pension, profit sharing, retirement and deferred compensation plans ("Benefit Plans"). All Benefit Plans listed in Schedule 2.24 and all trusts and contracts relating thereto conform in all material respects to and are or were administered in material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, where applicable, sections 401 and 501(a) of the Internal Revenue Code of 1986, as amended ("IRC") and such other rules and regulations which may have been applicable, including the timely filing of all returns, reports and disclosure statements and the payment of all funding requirements and obligations required by ERISA, the IRC, and any such Benefit Plan. The Company has made all required contributions under such plans and trusts. There has not been any "defined benefit plan" within the meaning of ERISA maintained by the Company or any person, firm or corporation ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with the Company. The Company does not have nor has had any multi-employer plan within the meaning of Section 3(37) of ERISA or any defined benefit plan within the meaning of
                  Section 3(35) of ERISA.

         (b) The Company has delivered to the Parent true and complete copies of:

                  (i)         all written Benefit Plans, as amended,

                  (ii) the most recent favorable determination letter from the IRS or application to the IRS, where applicable,

                  (iii) the most recent Annual Information Return (Form 5500 Series) for all current Benefit Plans, where applicable, and

                  (iv) if any plans qualified under IRC Section 401(a) have been terminated, any documents relating to termination of the plan, including any opinion of counsel passing upon the legality of the termination and distribution.

         2.25 EMPLOYEE RELATIONS. Except as disclosed in Schedule 2.25, there are no controversies pending or threatened between the Company and any employee, former employee or job applicant of the Company or any association or any group of current or former employees of the Company, and the general relationship between the Company and their employees is good. Seller has no reason to believe that any salesman or other key employee is currently intending to leave or will leave upon consummation of this Agreement. Except as set forth on Schedule 2.25, the Company has not entered into any labor contracts with any bargaining agency or union representing its employees, and no union is known to be organizing or attempting to organize any of the employees of the Company who are not already members of a labor union. Sellers will use their best efforts to ensure that the services of all essential employees of the Company will continue to be available on substantially the same terms and at the same locations for the continuation of the business of the Company after the Closing. Except as set forth on
Schedule 2.22, the Company is not a party to and has not been a party to any employment agreements, collective bargaining and labor agreements. The Company has complied with all laws applicable to it relating to the employment of labor, including any provisions relating to wages, hours, collective bargaining and the payment of social security and other taxes.

         2.26 BANK OR OTHER ACCOUNTS. Schedule A is a list showing as of the date of this Agreement (i) the name of each institution in which the Company has funds, certificates representing deposits, accounts, safe deposit boxes or securities, (ii) the names in which the funds, certificates, boxes or securities are held and (iii) the names of each person authorized to draw thereon or have access thereto.

         2.27 TAX MATTERS. Except as specifically disclosed on Schedule 2.27, the Company has duly and timely filed all income, excise, corporate, franchise, property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due pursuant to such returns and any assessments which have been received by it or otherwise. All such tax returns or reports fairly reflect the taxes of the Company in all material respects for the periods covered thereby. The Company is not delinquent in the payment of any tax, assessment or governmental charge, there is no tax deficiency or delinquency asserted against the Company and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could be asserted by any taxing authority, nor of any material violation of any federal, state, local or foreign tax law. No Internal Revenue Service audit of the Company is pending or to the knowledge of the Company threatened, and the results of any completed audits are properly reflected in the Company's financial statements. The Company has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. The Company has committed no knowing or willful violation of any federal, state, local or foreign tax laws. All monies required to be withheld by the Company from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by the Company to governmental agencies, have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or such monies have been approved, reserved against and entered upon the books of the Company. Except as set forth on Schedule 2.27, there are no disputes as to taxes of any nature payable by the Company. Sellers have delivered to Parent on or before the date of this Agreement true and complete copies of all the federal and state tax returns of the Company for each of the years ended September 30, 1995 through September 30, 1999. The Company is not and has not been subject to any foreign tax return requirements.

         2.28 NO DEFAULTS UNDER CONTRACTS. To the best knowledge of the Company and Sellers, all contracts, agreements, plans, leases, licenses, certificates, insurance policies, permits and franchise agreements listed in any schedule provided to Parent hereunder are valid and in full force and effect, except to the extent disclosed in any schedule hereto. Except as set forth in Schedule 2.28, the Company has not breached any material provision of, nor is in default in any material respect under the terms of, any such contract, agreement, lease, license, or permit, and the Company is not in default in any material respect as to its performance on any such contracts.

         2.29 LITIGATION. Except as set forth in Schedule 2.29, to the best knowledge of the Company and Sellers, the Company has complied with and is not in default under, any law, rule, permit, regulation, ordinance, order, writ, injunction or court decree applicable to it. Except as set forth in Schedule 2.29, the Company is not subject to any order, ruling, decree or judgment, having continuing effect, of any court, arbitrator or governmental agency or instrumentality. Except as set forth in Schedule 2.29, to the knowledge of the Company, there are no actions, arbitrations, suits or proceedings instituted, pending or threatened (or unasserted but considered by the Company probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former officer, director, employee or customer of the Company, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a material adverse effect on the Company.

         2.30 COMPLIANCE WITH LAWS.

         (a) Except as disclosed on Schedule 2.30, to the best knowledge of the Company and Sellers, the Company, and any pooled investment vehicles for which the Company acts as a fiduciary, are and have been at all times within the past three years in compliance with all statutes, regulations and SRO rules applicable to the conduct of their businesses, and the Company has not received notification form any agency or department of federal, state or local government or SRO (i) asserting a violation of any such statute, regulation or SRO rule, (ii) threatening to revoke any license, franchise, permit, government authorization or membership, or (iii) restricting or in any way limited its operations, except for such failures to comply, violations, revocations or restrictions which would not, individually or in the aggregate, have a material adverse effect on the Company.

         (b) To the best knowledge of the Company and Sellers, the Company has in place and adheres to compliance manuals, policies and procedures, suitability standards, recordkeeping and monitoring systems, training programs, audit routines, codes of ethics and supervisory systems reasonably necessary to assure compliance by the Company, and their officers, directors and employees, with federal and state securities laws, SRO rules, and applicable state or federal laws regulating securities, insurance, and investment management, or designed to detect improper transfers of funds or "money laundering."

         (c) To the best knowledge of the Sellers and Company, except as disclosed on Schedule 2.30, within the past five years neither the Company nor any of its officers, directors or employees has been the subject of any disciplinary proceeding or enforcement order arising under the securities laws, SRO rules, or state or federal laws governing securities, insurance, or investment advisory business, that would be required to be, but has not been, disclosed on Forms ADV or BD, and no such disciplinary proceeding or proceedings for the issuance of an enforcement order is pending or except as disclosed on Schedule 2.30, to the knowledge of the Company, threatened.

         (d) Except as disclosed on Schedule 2.30, neither the Company nor to its knowledge any of its officers, directors or employees within the past five years has been enjoined by order, judgment or decree from engaging or continuing to engage in any conduct or practice in connection with the purchase or sale of securities, or insurance or in connection with the investment management business.

         (e) Except as disclosed on Schedule 2.30, neither the Company nor to its knowledge any of its officers, directors or employees are or has within the past five years been disqualified or become ineligible to serve as, or subject to any disqualification which would be the basis for any denial, suspension or revocation of any license or registration to act as, an investment adviser under the Investment Advisers Act (or comparable state or SRO rules), a broker or dealer under the Securities Exchange Act of 1934 (or comparable state or SRO rules), or an insurance agent or broker under state insurance laws or foreign insurance laws.

         (f) For each offering and sale of securities since January 1, 1996, for which the Company has served as underwriter or placement agent, the Company, as part of a Syndicate or Group in an underwriting, reasonably relied on the investigation conducted by the Managing and/or Lead Underwriters involved in an offering. Based on this investigation of the issuer and the securities being offered, the Company had reasonable grounds to believe, and did believe at the time of such offer and sale, that the statements contained in the offering documents were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, regardless of whether the securities were registered under the Securities Act of 1933.

         (g) Except as disclosed on Schedule 2.30, to the best knowledge of the Company and Sellers, the Company is and has been in compliance in all material respects with all federal, state and local regulations and the common law relating to employment and employment practices with respect to its current and former employees, including, but not limited to, the Fair Labor Standards Act, Title VII of the civil Rights Act of 1964, the Age Discrimination in Employment Act, state and local human rights laws, ERISA, the National Labor Relations Act, state labor laws, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1974, the Occupational Safety and Health Act, state workers' compensation laws, state disability laws, state unemployment laws, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988, the Equal Pay Act, the Consolidated Omnibus Budget Reconciliation Act of 1986 and the Americans With Disabilities Act.

         2.31 NO CONSENTS REQUIRED. Except as set forth on Schedule 2.28 , to the best knowledge of the Company and Sellers, no consents are required by the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or to avoid or prevent any acceleration of maturity or performance under, or any default or breach of, or any material adverse effect with respect to any indebtedness, contract, right, franchise, permit or other privilege to which the Company is a party or by which any of their assets are bound.

         2.32 BROKERS AND FINDERS. No broker or finder has acted directly or indirectly for the Company or Sellers in connection with this Agreement or the transactions contemplated hereby, and no other broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or Sellers. If any broker or finder retained by Sellers or Company attempts to make a claim for any such fees, Sellers shall be solely responsible.

         2.33 ABSENCE OF CHANGES. Except as disclosed by Sellers in this Agreement or in any Schedule to this Agreement, since the May Balance Sheet Date, there has been no material adverse change in the business, results of operations, prospects, financial condition or liabilities (accrued, absolute, contingent or otherwise), of the Company or the occurrence of any events of the type prohibited in Section 4.2 hereof (as if the restriction in Section 4.2 commenced as of the date of this Agreement).


         2.34 ACCOUNTING CONTROLS. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (a) all material transactions, are executed in accordance with management's general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of the Company is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         2.35 FIDUCIARY ACTIVITIES. Except as disclosed on Schedule 2.35 , to the best knowledge of the Company and Sellers, the Company has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which any of them serves as an agent, custodian, investment advisor or broker, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law except where the failure to so administer such accounts would not have a material adverse effect on the Company.

         2.36 ACQUISITION OF STOCK CONSIDERATION.

         (a) Each Seller hereby represents and warrants to Parent and SMH that he is acquiring the Stock Consideration for his own account and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the 1933 Act, of the Stock Consideration.

         (b) The Sellers have been informed and understand that the Parent Common Stock issued pursuant to this Agreement shall bear the following restrictive legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

         (c) Each Seller is an accredited investor as defined in Rule 501(a) promulgated under the 1933 Act.

         (d) Each Seller acknowledges that the Parent Common Stock issued as the Stock Consideration has not been registered under the 1933 Act or qualified under applicable state securities laws and understands the restrictions on resale of such securities imposed by the 1933 Act. The Parent and each Seller shall execute at Closing that certain Registration Rights Agreement attached hereto as Exhibit D. Each Seller further agrees to provide to Parent prior to Closing such investment representation letters and questionnaires as Parent may reasonably require.

         2.37 DISCLOSURE. No representation or warranty by Sellers in this Agreement, nor in any exhibit or schedule delivered herewith, nor any statement or certificate furnished or to be furnished by or on behalf of Sellers pursuant to this Agreement or in connection with the consummation of the transactions herein contemplated, contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein not misleading. Notwithstanding any investigation made at any time by or on behalf of Parent, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Parent may have as a result of such investigation or otherwise, each Seller by his or her execution and delivery of this Agreement acknowledges that the accuracy of such representations, warranties, schedules, exhibits, statements and certificates have been relied upon by Parent in entering into and in performing and observing the obligations pursuant to this Agreement.

          SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PARENT AND SMH

         Parent and SMH each make the following representations and warranties to Sellers as of the date hereof, and all such representations and warranties shall be true, complete and correct as of the Closing Date, and shall survive the Closing Date:

         3.1 DUE ORGANIZATION AND GOOD STANDING. Each of Parent and SMH is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas.

         3.2 CORPORATE AUTHORIZATION. Each of Parent and SMH has full power and authority to enter into this Agreement. Neither the execution nor delivery of this Agreement by Parent or SMH, nor Parent's or SMH's performance hereunder will result in a violation or breach of any term or provision, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, or other contract or agreement to which Parent or SMH is a party or by which Parent or SMH is bound or under any provision of its Certificate of Incorporation or Bylaws. The execution, delivery and performance by Parent and SMH of this Agreement has been duly authorized by the Board of Directors of Parent, and no further corporate action is necessary on the part of Parent and SMH to make this Agreement valid and binding upon Parent and SMH and enforceable in accordance with its terms. This Agreement constitutes the valid, binding and legally enforceable obligation of Parent and SMH, enforceable in accordance with its terms, except to the extent that enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of the rights and remedies of creditors generally and general equitable principles.

         3.3      CAPITALIZATION.

         (a) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $.01 (the "Parent Common Stock") and 10,000,000 shares of preferred stock, $.01 par value,. As of June 26, 2000, (i) 14,111,301 (net of treasury stock) shares of Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, and (iii) 2,116,695 shares of Parent Common Stock are reserved for issuance pursuant to Parent's stock incentive plans and all other employee benefit plans of Parent. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable.

         (b) Except as disclosed in the quarterly and annual reports Parent has filed with the SEC, (i) there is no outstanding right to purchase or otherwise to receive from Parent any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which either Parent is a party or is bound with respect to the voting of the capital stock of Parent.

         3.4 NO CONFLICTS. Neither the execution and delivery of this Agreement by the Parent or SMH nor the consummation of the transactions contemplated hereby will violate, require any filing, consent or approval under, be in conflict with, or constitute a default under (i) any law, ordinance or governmental rule or regulation known to the Parent or SMH to which the Parent or SMH is subject, (ii) any judgment or order of any court or any other governmental authority known to the Parent or SMH which is applicable to the Parent or SMH, or (iii) the Certificate of Incorporation or Bylaws of the Parent or SMH. Such execution, delivery and consummation will not violate, be in conflict with, or constitute a default under (with or without the giving of notice or lapse of time, or both) any note, lease, loan agreement, or other agreement, instrument, document, or understanding (written or oral) to which the Parent or SMH is a party or by which any of their properties or other assets may be subject, except for any violations, conflicts or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

         3.5 BROKER'S AND FINDER'S FEES. No broker or finder has acted directly or indirectly for the Parent in connection with this Agreement or the transactions contemplated hereby, and no other broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Parent. If any broker or finder retained by Parent attempts to make a claim for any such fees, Parent shall be solely responsible.

         3.6 GOVERNMENTAL AUTHORITIES AND CONSENTS. Except for consents from the NASD and from all other regulatory bodies for which consent has been applied, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Parent or SMH in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Parent is a party or the transactions contemplated hereby or thereby.

         3.7 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to Parent's knowledge, threatened against or involving the assets of Parent or SMH at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Parent's or SMH's performance under this Agreement and the other agreements contemplated hereby to which Parent or SMH is a party or the consummation of the transactions contemplated hereby or thereby.

         3.8 SEC DOCUMENTS; REGULATORY FILINGS. Parent has filed all SEC documents required by the federal securities laws and such SEC documents complied, as of their respective dates, in all material respects with the securities laws. Parent and each of its subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a material adverse effect on Parent, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         3.9 DISCLOSURE. No representation or warranty by Parent or SMH in this Agreement, nor in any exhibit or schedule delivered herewith, nor any statement or certificate furnished or to be furnished by or on behalf of Parent or SMH pursuant to this Agreement or in connection with the consummation of the transactions herein contemplated, contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein not misleading. Notwithstanding any investigation made at any time by or on behalf of Sellers, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Sellers may have as a result of such investigation or otherwise, each of Parent or SMH by its execution and delivery of this Agreement acknowledges that the accuracy of such representations, warranties, schedules, exhibits, statements and certificates have been relied upon by Sellers in entering into and in performing and observing the obligations pursuant to this Agreement.

                          SECTION 4 - OTHER AGREEMENTS

         4.1 RESTRICTED ACTIVITIES AND TRANSACTIONS OF SELLERS AND THE COMPANY. Except as has been consented to in writing by Parent, Sellers and the Company represent and warrant that from and after May 11, 2000, the Company has not taken any of the following actions:

         (a) issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock, bonds or other corporate securities of which the Company is the issuer (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any options, warrants or other rights (including convertible securities) calling for the issue thereof;

         (b) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), in excess of $5,000 except in the ordinary course of business;

         (c)      mortgage or pledge any of its assets, tangible or intangible;

         (d) except for the sale of inventory and other operating assets in the ordinary course of business, sell, lease, license, exchange or otherwise transfer, or agree to sell, lease, license, exchange or otherwise transfer, any of its assets, property or rights or cancel, or agree to cancel, any debts or claims;

         (e) enter, or agree to enter, into any agreement or arrangement granting any preferential rights to purchase any of the assets, property or rights of the Company or requiring the consent of any party to the transfer or assignment of any such assets, property or rights;

         (f) make or permit any amendment or termination of any material contract, agreement or license to which it is a party;

         (g) make any change in, or adopt, any profit-sharing bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or enter into any employment, consulting or management contract;

         (h) enter into any employment, labor or collective bargaining agreement;

         (i) except as set forth in Exhibit V, increase or agree to increase the compensation payable or to become payable to any officer, employee or agent, or, make any bonus or other type of compensation payment to any such person;

         (j) merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefor or otherwise;

         (k) except in the normal and ordinary course of business consistent with past practices, and as set forth in Exhibit Y, enter into any contract, agreement or course of action which
                  (i) may materially increase its liabilities or (ii) which requires or will require expenditure of more than $5,000 in the singular or $15,000 in the aggregate except for what has been previously accrued for as described on the May 31 Balance Sheet;

         (l) except as required by law, make any alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected;

         (m) except for distributions which shall be disclosed in writing to Parent prior to Closing and which are made in the ordinary course of business consistent with past practices, declare, set aside or pay any dividend on its stock in cash, stock or property or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or make any other distributions of its assets to its stockholders, or reclassify, recapitalize, split up or otherwise adjust any of its capital stock, or become obligated to do any of the foregoing;

         (n) amend or alter the certificate of incorporation or bylaws of the Company;

         (o) make, or agree to make, any investment in, advance to, or acquisition of securities of any entity or person or provide, or agree to provide, any guarantee of, assurance or support arrangement involving any obligation of any person except in the ordinary course of business;

         (p) enter into any other transaction other than in the ordinary course of business.

         4.2 PROHIBITION AGAINST CERTAIN ACTIVITIES. In consideration of the mutual covenants and agreements provided for in this Agreement, including the purchase and sale of the Shares, and in further consideration of the amounts paid under Section 1.2 hereof, each of Arnold Barton, Richard Grimes, and Jack Seibald (the "Bound Parties") hereby agree to the covenants set forth in Section
4.2 through 4.8 of this Agreement. The Bound Parties hereby covenant and agree that they will not, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for their own benefit or for the benefit of any other person, without the prior written consent of the Parent's Board of Directors, for a period of time which shall be two (2) years after the termination of such Bound Parties' employment with SMH (or such shorter period of time as may be stated in such Bound Parties' Employment Agreements attached hereto as Exhibit B), engage in any of the following acts within the area of New York City (including the five (5) boroughs of New York City), Westchester, Rockland, Suffolk, and Nassau Counties, New York (including Long Island, New York), and the states of New Jersey and Connecticut, which acts shall be considered violations of this
Section 4.2:

         (a) Engage in institutional trading of stocks and options, prime brokerage services, investment banking and syndication services, research of companies, securities, and investments for institutions, provided, however, the Bound Parties shall be permitted to operate a hedge fund without being deemed in violation of this Section 4.2 provided such hedge fund maintains a relationship as a client of the Company, provided the Company provides rates and service competitive in the industry, and provided further that Jack Seibald shall be permitted to continue to operate Whiteford Advisors, LLC and Whiteford International Advisors, LLC, the hedge funds that Jack Seibald is operating as of the date of this Agreement;

         (b) Canvas, solicit, accept or perform any type of work performed by the Company for any former or current customers of the Company;

         (c) Request or advise any customer of the Company or Parent to withdraw, curtail or cancel any of its business with the Company or Parent;

         (d) Assist any person in soliciting any customer of the Company or Parent for the performance of any type of work performed by the Company or Parent;

         (e) Induce or attempt to influence any employee of the Company or Parent to terminate his or her employment with the Company or Parent;

         (f) Disclose or communicate to any other person, firm, or corporation the names of any customers of the Company or Parent or other knowledge of the operations and business of the Company or Parent;

         (g) Employ or cause to be employed any individual employed by the Company at any time prior to the Closing Date or Company or Parent during the term of this Agreement;

         (h) Overtly do or perform any act that is designed or intended to materially and adversely affect the goodwill or operation and business of the Company or Parent; or

         (i) Request, advise or attempt to influence any person which is a source of materials, supplies, personnel, services, funds or information for the Company or Parent to withdraw, cancel or curtail the sale or furnishing of such items to the Company or Parent.

         (j) The parties agree that to the extent there is a conflict between the provisions of this Section 4.3 and the non-competition provisions of the Bound Parties' respective Employment Agreements attached hereto as Exhibit B, the provisions of the respective Employment Agreements shall control.

         4.3 ACKNOWLEDGEMENT OF NEED FOR COVENANTS. Insofar as the covenants set out in Section 4.2 are concerned, each of the Bound Parties specifically acknowledge and agree as follows:

         (a) The covenants are reasonable and necessary to protect the goodwill and the operations and business of the Parent and the Company.

         (b) The time duration of the covenants are reasonable and necessary to protect the goodwill and the operations and business of the Parent and the Company.

         (c) The geographical area limitations of the covenants are reasonable and necessary to protect the goodwill and the operations and business of the Parent and the Company.

         (d) The covenants are not oppressive to such Bound Parties and do not impose a greater restraint on such Bound Parties than is necessary to protect the goodwill and the operations and business of the Parent and the Company.

         4.4 JUDICIAL MODIFICATION. It is the express intention of the Parent and each Bound Party to comply with all laws which may be applicable to the covenants contained in Section 4.2. Therefore, the Parent and each Bound Party have attempted to limit such Bound Party's right to compete only to the extent necessary to protect (i) the Parent from unfair competition, and (ii) the Parent's goodwill and its operations and business. The Parent and each Bound Party recognize, however, that reasonable people may differ in making such a determination. Consequently, the Parent and the Bound Parties hereby specifically agree that, in the event that any covenant contained in Section 4.2 shall be determined by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such court or authority to reflect a lawful and enforceable duration or scope. Such covenant shall automatically be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such court or authority and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

         4.5 VOID OR UNENFORCEABLE. In the event any covenants contained in
Section 4.2 shall be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of Section 4.2, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered by Section 4.5, the terms and provisions hereof shall remain in full force and effect as originally written.

         4.6 CONFIDENTIALITY AGREEMENT. Each of the Sellers acknowledge that he or she may have acquired proprietary and confidential information in connection with their association with the Company. Accordingly, each of the Sellers hereby covenants and agrees not to use for his or her own benefit or otherwise, or communicate to, divulge to, or use for the benefit of, any other person Confidential Information and/or trade secrets disclosed to, discovered by or otherwise known by such Seller through his or her employment and/or association with the Company prior to the Closing which is not generally known in the businesses in which the Company is engaged, it being the intent of this section
4.9 that Sellers will honor the Confidential Information and will not, directly or indirectly, use the Confidential Information in such a way as to adversely affect the Company or the Company's business relations. As used in this Agreement, the term "Confidential Information" shall mean information of any kind, nature or description which is disclosed to, discovered by or otherwise known to a person by reason of such person's employment and/or association, whether past, present or future, with another person and/or its affiliates, which information is not generally known in the businesses in which the latter person and/or its affiliates were or are engaged. Such information includes but is not limited to ideas, discoveries, inventions, techniques, methods, practices, processes, formulas, technical information, data, information concerning products, goods, services and manufacturing methods, customers, customer requirements, marketing methods and plans as well as any other information regarding a person's methods of conducting its business, whether patentable or not, and whether implemented or not, provided, that such information shall not include information which is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement. It is understood between the parties that private hedge fund(s), if any, that are managed by the Bound Parties are excepted from the customer provisions of the definitions of Confidential Information.

         4.7 DAMAGES. In the event any Seller violates any of the covenants set out in Section 4.2 or 4.6, as applicable, the Parent and the Company shall suffer irreparable damage and shall be entitled to full injunctive relief or such other relief against such Seller as may be provided by law or in equity together with such damages as may be provided at law or in equity. The Parent shall be entitled as a matter of right to specific performance of the requirements of Section 4.2 or 4.6, as applicable, or to temporary or permanent injunctive relief against any breach of any provision of

Section 4.2 or 4.6, as applicable, by a Seller. Any such Seller will be responsible for all court costs and reasonable attorneys' fees incurred by the Parent if it obtains specific performance of, or any injunction against violation of, the requirements of Section 4.2 or 4.6, as applicable, provided such actions are pursued by the Parent in good faith.

         4.8 WAIVERS. No waiver of compliance with any term, provision or condition of this Section 4 shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver. No waiver of any breach of any term or provision of Sections 4.2 through
4.9 shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or provision. No extension of time for or consent to the performance of any obligation or act shall be deemed to be an extension of the time for or consent to the performance of any other obligation or act.



         4.9 AGREEMENTS REGARDING MANAGEMENT. The current management of the Company, together with certain other key Company employees recommended by the current Company management and approved by Parent's stock option committee, shall be entitled to participate in any incentive stock option or restricted stock plan instituted by Parent. The current management of the Company shall manage the operations of the Company and will report to the Chairman of SMH. Barton shall be elected to the board of directors of SMH.

                           SECTION 5 - INDEMNIFICATION

         5.1 INDEMNIFICATION BY SELLERS. Each of the Sellers hereby severally covenant and agree that he will indemnify and hold harmless Parent, SMH, and the Company at all times from and after the date of this Agreement against any loss, liability, damage or expense (including attorney's fees) which Parent, SMH, or the Company may suffer, sustain or become subject to as a result of: (i) any breach of any representation or warranty, or nonfulfillment of any covenant or agreement on the part of the Sellers under this Agreement, or from any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Parent pursuant to the terms of this Agreement; (ii) any and all debts, liabilities or obligations of the Company, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, due or payable, except to the extent expressly disclosed, described, or set forth in this Agreement or any schedule, certificate, exhibit, or other instrument furnished on the date of execution of this Agreement by or on behalf of Sellers or the Company under this Agreement; or as incurred in the ordinary course of business, as permitted by this Agreement;and (iii) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including, but not limited to attorneys' fees and court costs, incident to any of the foregoing. Provided, however, that the aggregate of any indemnification shall not exceed the amount received by the Seller in consideration for the sale of his shares.

         5.2 INDEMNIFICATION BY PARENT AND SMH. Parent and SMH shall indemnify Sellers and hold Sellers harmless from any and all claims, costs, damages, losses, costs, expenses, obligations, liabilities, recoveries, suits, causes of action, and deficiencies, including interest, penalties and reasonable attorneys' fees, that it shall incur or suffer, which arise, result from or relate to any breach of, or failure by the Parent or SMH to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by or on behalf of the Parent or SMH under this Agreement, and any and all debts and liabilities of the Company arising after the Closing Date, except to the extent such debts and liabilities are indemnified by the Sellers as set forth in
Section 5.1.

         5.3 THIRD-PARTY CLAIMS. The indemnified party under Section 5.1 or 5.2 above (the "Indemnified Party") shall give the indemnifying party (the "Indemnifying Party") written notice within thirty (30) days of receiving written notice of any loss for which the Indemnified Party is entitled to indemnification pursuant to this Section 5 (an "Indemnifiable Claim") resulting from the assertion of liability by third parties. The Indemnifying Party shall have thirty (30) days after receipt of notice to (i) cooperate in its defense or
(ii) assume its defense with experienced counsel, satisfactory to the Indemnified Party. If, within thirty (30) days of receipt of notice of an Indemnifiable Claim, the Indemnifying Party fails to cooperate or assume such defense, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party.

         5.4 OTHER CLAIMS. Indemnified Party shall give Indemnifying Party written notice of any Indemnifiable Claim other than an Indemnifiable Claim resulting from the assertion of liability by third parties. Indemnifying Party shall have thirty (30) days following receipt of such notice to remedy the inaccuracy, breach or misrepresentation on which the Indemnifiable Claim is based.

         5.5 THRESHOLD; LIMITATIONS. The Indemnified Party hereunder shall not assert any claim(s) for indemnification under this Section 5 unless and until the cumulative amount of any such claims exceed $50,000 in the aggregate, at which time all such claims may be asserted. The indemnity obligations of the parties hereunder shall expire if written notice of such claim or demand has not been delivered by the Indemnified Party by the expiration of the applicable statute of limitations for such claim. Seller's liability for any claims arising out of or related to this Agreement and the transactions effected by this Agreement shall be limited to Eight Million Dollars ($8,000,000).

         5.6 ESCROW. The parties hereto have agreed that $375,000 of the cash purchase price to be paid to Sellers (the "Escrow Amount") will be held in escrow (the "Escrow") with Schupbach, Williams & Pavone, LLP, or with such other mutually agreeable third party account, pursuant to the Escrow Agreement attached hereto as Exhibit E, and will be held subject to the terms of this
Section 5.6 for a period of ninety (90) days from and after Closing (the "Escrow Period") in order to serve as a fund from which an Indemnifiable Claim to which the Parent and the Company are entitled may be paid and from which amounts may be paid. In addition to any other rights and remedies that the

Company and the Parent may have at law or in equity or under this Agreement, any amounts for which the Company and the Parent is entitled to indemnification under this Section 5 may be paid from such Escrow Amount. If Sellers contest the Company and the Parent's right to any Indemnifiable Claim, and such dispute cannot be settled within 90 days of the offset, the matter shall be submitted to binding arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association. At the end of the Escrow Period, any portion of the Escrow Amount not credited to the Company and the Parent under this
Section 5.6 (and not the subject of a dispute between Purchaser and Sellers) shall be paid to Sellers.

                        SECTION 6 - CONDITIONS PRECEDENT
                        TO OBLIGATIONS OF PARENT AND SMH

         Each and every obligation of the Parent and SMH under this Agreement has been subject to the fulfillment, of each of the following conditions, any one or more of which may, in the absolute discretion of Parent and SMH, be waived by Parent and SMH in writing:

         6.1 SCHEDULES AND EXHIBITS. The timely receipt by Parent and SMH of all schedules, exhibits, documents and related information as described in this Agreement.

         6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement and in the exhibits and schedules delivered hereunder shall be deemed to have been made again at and as of the Closing Date; shall then be true and correct in all material respects. Sellers and the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and Parent shall have been furnished a certificate of Sellers, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         6.3 NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which restricts the right of the Company or the Parent or SMH to own or operate any part of the business of the Company, and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which challenges the right of the Company or the Parent or SMH to own or operate any part of the business of the Company.

         6.4 NO MATERIAL ADVERSE CHANGE; DUE DILIGENCE. No material adverse change in the results of operations, financial condition or business of the Company shall have occurred, and the Company shall not have suffered any material loss to their properties or assets, whether or not covered by insurance, since May 11, 2000, which change, loss or damage affects or impairs their ability to conduct their business. SMH shall have completed to its safisfaction its due diligence investigation of the Company.

         6.5 APPROVAL AND CONSENTS. All approvals of applications to public authorities, federal, state, foreign or local, and all approvals and consents of any private persons, including all major suppliers and any banks or other lending institutions, if any, the granting of which is necessary for the consummation of this Agreement.

         6.6 OPINION OF SELLERS' AND COMPANY'S COUNSEL. Sellers shall have delivered to Parent and SMH an opinion of Schupbach, Williams & Pavone, LLP, counsel for Sellers and the Company, dated the Closing Date, in form and substance satisfactory to Parent and SMH and its counsel, in substantially the same form as set forth in Exhibit "A" hereto.

         6.7 TRANSFER OF PROPERTY DOCUMENTATION. Sellers and the Company shall have furnished to the Parent any instruments of conveyance and transfer, consents and waivers necessary or appropriate to effectively vest the Company in their right, title and interest in and to their properties, assets and business, in proper statutory form for recording if such recording is appropriate.

         6.8 RESOLUTIONS. The Company shall have delivered to Parent copies of the resolutions of their Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as true and correct on the Closing Date by their Secretary or an Assistant Secretary.

         6.9 EMPLOYMENT AGREEMENT. Each of Arnold J. Barton, Richard D. Grimes, and Jack D. Seibald shall have entered into an Employment Agreement with SMH, substantially in the forms attached hereto as Exhibit "B."

         6.10 RESIGNATIONS. The current officers and directors shall have tendered their resignations and the succeeding officers and directors shall be appointed and elected, respectively.

         6.11 CONSENTS OF CLIENTS. The Company shall have in place procedures to obtain and deliver to Parent, within 30 days after Closing, the written consents or approvals of Clients, in form and substance reasonably acceptable to parent or new Investment Contracts, substantially in the form of the existing Investment Contract with such Client, with respect to Investment Contracts relating to assets under management by the Company, and such consents, approvals or contracts shall be in full force or effect.

         6.12 INVESTMENT REPRESENTATION LETTERS AND QUESTIONNAIRES. The Sellers shall have executed such investment representation letters and questionnaires concerning their acquisition of the Parent Common Stock as Parent shall reasonably require.

         6.13 REGISTRATION RIGHTS AGREEMENT. The Sellers and Parent shall have executed the Registration Rights Agreement.

           SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

         Each and every obligation of the Sellers under this Agreement has been subject to the fulfillment, of each of the following conditions, any one or more of which may, in the absolute discretion of Sellers, be waived in writing:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and SMH contained in this Agreement and in the exhibits and schedules delivered hereunder shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects. Parent and SMH shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date, and Sellers shall have been furnished a certificate of Parent and SMH, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         7.2 NO LITIGATION. No suit, action or other proceeding shall be pending or threatened before any court or other governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.3 NO MATERIAL ADVERSE CHANGE. No material adverse change in the results of operations, financial condition or business of Parent shall have occurred, and Parent or SMH shall not have suffered any material loss to its properties or assets, whether or not covered by insurance, since the date of its most recent audited balance sheet, which change, loss or damage affects or impairs its ability to conduct its business.

         7.4 APPROVAL AND CONSENTS. All approvals of applications to public authorities, federal, state, foreign or local, and all approvals and consents of any private persons, including all major suppliers and any banks or other lending institutions, if any, the granting of which is necessary for the consummation of this Agreement.

         7.5 OPINION OF PARENT'S COUNSEL. Parent and SMH shall have delivered to Sellers an opinion of Ryan & Sudan, L.L.P., counsel for Parent and SMH, dated the Closing Date, in form and substance satisfactory to Sellers and their counsel, in substantially the same form as set forth in Exhibit "C" hereto.

         7.6 RESOLUTIONS. Parent and SMH shall have delivered to Sellers copies of the resolutions of its Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified as true and correct on the Closing Date by its Secretary or an Assistant Secretary.

         7.7 EMPLOYMENT AGREEMENT. Arnold J. Barton, Richard D. Grimes, and Jack
D. Seibald shall each have entered into an Employment Agreement with SMH, substantially in the form attached hereto collectively as Exhibit "B."

         7.8 CONSIDERATION. Parent shall have delivered to each respective Seller the Merger Consideration described in Section 1.2 to be delivered as of the Closing Date.

         7.9 TAX OPINION. Sellers shall have received an opinion of Ryan & Sudan, L.L.P. , in form and substance reasonably satisfactory to Sellers and Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the gain, if any, realized by the Seller as a result of the Merger, should be recognized by each such holder, but in an amount not in excess of the amount of cash received. In rendering the opinion described in this Section 7.9, Ryan & Sudan, L.L.P. will rely on representations, assumptions and facts as provided by Sellers and Parent, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B.722.

         7.10 REGISTRATION RIGHTS AGREEMENT. The Sellers and Parent shall have executed the Registration Rights Agreement.

                      SECTION 8 - MISCELLANEOUS PROVISIONS

         8.1 EXPENSES. Parent and Sellers shall each be responsible for their own expenses in connection with this transaction, including but not limited to legal expenses and out-of-pocket costs. Certain of such Sellers' expenses have been paid or accrued for by the Company prior to Closing, and the parties agree that the costs of such expenses have been factored into the determination of the cash portion of the Merger Consideration to be paid at Closing. Any additional costs and expenses incurred by Sellers in the preparation, negotiation and execution of this Agreement that have not been so factored into the determination of the Merger Consideration shall be the sole responsibility of the Sellers, and Sellers shall indemnify and hold harmless Parent and SMH from and against any and all liabilities or claims with respect to any such expenses, costs or fees.

         8.2 ASSIGNMENT. This Agreement and the rights of Sellers hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assigns of Parent and SMH and the heirs and legal representatives of Sellers. Parent may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Parent, and any such lender may exercise all of the rights and remedies of the Parent hereunder. Parent may assign its rights under this Agreement, with prior notification, in whole or in part, to any subsequent Parent of the Company, any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

         8.3 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) and the documents delivered pursuant thereto constitute the entire agreement and understanding between Sellers and the Parent and SMH and the Company, and supersede any prior agreement or understanding relating to the subject matter of this Agreement. This Agreement may be modified and amended only by a written instrument executed by all parties hereto.

         8.4 MULTIPLE COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         8.5 REMEDIES CUMULATIVE. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

         8.6 NOTICE. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed received when personally received by the relevant party or if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

         (a)      If to Parent or to SMH:

                  Pinnacle Global Group, Inc.
                  5599 San Felipe, Suite 555
                  Houston, Texas 77056
                  Attn:  Mr. Robert E. Garrison, II
                              President and CEO
                  Attn: Mr. Ben Morris,
                              President of SMH


                  With copy to:

                  Robert C. Beasley
                  Ryan & Sudan, LLP
                  Two Houston Center, Suite 3900
                  Houston, Texas 77010

         (b)      If to any of the Sellers:

                  Mr. Arnold J. Barton

                  ----------------------------
                  ----------------------------

                  Mr. Richard D. Grimes

                  ----------------------------
                  ----------------------------

                  Mr. Jack D. Seibald

                  ----------------------------
                  ----------------------------

                  Allison Weiss

                  ----------------------------
                  ----------------------------

                  Deborah Weiss

                  ----------------------------
                  ----------------------------

                  Neil Lauro

                  ----------------------------
                  ----------------------------

                  John Conlon

                  ----------------------------
                  ----------------------------

                  With copy to:


                  ----------------------------
                  ----------------------------
                  ----------------------------
                  ----------------------------


Each party may change its, his or her address for purposes of this Section 8.6 by proper notice to the other parties.

         8.7 COOPERATION OF SELLERS. Sellers shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed on, such instruments of conveyance and transfer and such additional instruments as Parent may reasonably request for the purpose of carrying out this Agreement. Sellers will cooperate and use their best efforts to have the present officers, directors and employees of the Company cooperate with Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         8.8 CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

         8.9 SECTION AND SECTION HEADINGS. The section and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.10 SEPARABILITY. If any covenant, condition or other provision of this Agreement is declared by a court of last resort to be invalid and not binding on Sellers and Parent, such declaration shall in no way effect the validity of the other and remaining covenants, conditions and provisions of this Agreement.

         8.11 WAIVER. No delay in the exercise of any right under this Agreement shall waive such right.

         8.12 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are hereby incorporated in and made a part of this Agreement.

         8.13 PUBLIC NOTICES. Prior to the Closing, no public notices of this Agreement, save and except any required by applicable laws, shall be made by Parent or Sellers. All public notices prior to Closing must be mutually agreed upon by Parent and Sellers.




  IN WITNESS WHEREOF, the parties have executed this Agreement June 30, 2000.

                              "Parent"
                              PINNACLE GLOBAL GROUP, INC.


                              By:    /s/ ROBERT E. GARRISON II
                                 ---------------------------------------------
                                 Robert E. Garrison II
                                 President

                              "SMH"
                              SANDERS MORRIS HARRIS, INC.


                              By:   /s/  BEN T. MORRIS
                                 ---------------------------------------------
                                 Ben T. Morris, President

                              "SELLERS"

                              /s/  ARNOLD J. BARTON
                              ---------------------------------------------
                              Arnold J. Barton

                              /s/  RICHARD D. GRIMES
                              ---------------------------------------------
                              Richard D. Grimes

                              /s/  JACK D. SEIBALD
                              ---------------------------------------------
                              Jack D. Seibald

                              /s/  DEBORAH  WEISS
                              ---------------------------------------------
                              Deborah Weiss

                              /s/  ALLISON WEISS
                              ---------------------------------------------
                              Allison Weiss

                              /s/  NEIL LAURO
                              ---------------------------------------------
                              Neil Lauro

                              /s/  JOHN CONLON
                              ---------------------------------------------
                              John Conlon

                              "COMPANY"

                              BLACKFORD SECURITIES
                              CORPORATION

                              By: /s/  ARNOLD J. BARTON
                                 ---------------------------------------------
                                 Arnold J. Barton, President


                                MERGER AGREEMENT
                                ----------------
                         List of Schedules and Exhibits


SCHEDULES:
2.1               List of Sellers with number and percentage of shares owned

2.2               List of Shareholder Agreements

2.3               Complete List of Jurisdictions Licensed and SRO Organizations; Company's Articles of
                  Incorporation and Bylaws

2.8               Description of Investments


                                      -35-


2.9               Financial Statements of Company

2.10              Schedule of Liabilities

2.11              Accounts and Notes Receivables and Cash

2.12              List of all Patents, Trademarks, Copyrights, Patent Applications, etc.; Infringements of same

2.13              Real Property Leases

2.14              Furniture, Fixtures and Leasehold Improvements

2.15              Material Contracts

2.16              Material Customers

2.17              Investment Contracts and Clients

2.20              List of Liens, Pledges and Encumbrances

2.21              Copies of all Insurance Policies

2.22              Employment Arrangements

                  -List of all officers, directors, and key employees (with compensation and bonuses)

                  -List of all employee contracts and benefit plans for key employees

2.23              Independent Contractors

2.24              List of Employee Benefit, Pension, Bonus, Profit Sharing Plans

2.25              Employee or Labor Controversies or Disputes

2.26              Bank or Other Accounts and Persons Authorized to Draw on Accounts

2.27              Tax Matters, Disputes or Contingencies

2.28              Defaults under Contracts and Agreements

2.29              Litigation, Claims, or Investigations

2.30              Compliance Disclosures

2.31              Consents Required

2.32              Material Adverse Changes


                                      -36-


6.2               Certificate of Seller and Company

7.1               Certificate of Parent and SMH



EXHIBITS
--------

A                 Opinion of Sellers' Counsel

B                 Employment Agreements with Arnold J. Barton, Richard D. Grimes, and Jack D. Seibald

C                 Opinion of Parent's and SMH's Counsel

D                 Registration Rights Agreement

E                 Escrow Agreement


                                      -37-